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                                                                                     Exhibit 11
                                           WTD INDUSTRIES, INC. AND SUBSIDIARIES

                                   COMPUTATION OF REGISTRANT'S NET INCOME PER COMMON SHARE

                                           (In Thousands, Except Per-Share Data)

                                                         YEAR ENDED APRIL 30,
                                    -----------------------------------------------------------
                                       1994                     1993                    1992
                                    ----------               ----------              ----------
INCOME BEFORE EXTRAORDINARY ITEMS  $     6,300              $     2,413             $     1,825
EXTRAORDINARY ITEMS                         --                   21,345                   1,167
                                    ----------               ----------              ----------
NET INCOME                               6,300                   23,758                   2,992

PREFERRED DIVIDENDS                      1,616                      647                      --
                                    ----------               ----------              ----------
NET INCOME APPLICABLE TO
  COMMON SHAREHOLDERS              $     4,684              $    23,111             $     2,992
                                    ==========               ==========              ==========


WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES (1)                    9,477                    3,744                   2,492

ADDITIONAL SHARES ASSUMED FROM:
 Conversion of Series B
  preferred stock                        1,770                    2,367                      --

 Exercise of stock options                 186                       55                      --
                                    ----------               ----------              ----------
AVERAGE NUMBER OF SHARES AND
 EQUIVALENTS OUTSTANDING
  - PRIMARY BASIS                       11,433                    6,166                   2,492

ADDITIONAL SHARES ASSUMED FROM
 EXERCISE OF STOCK OPTIONS                  86                       65                      --
                                    ----------               ----------              ----------
AVERAGE NUMBER OF SHARES AND
 EQUIVALENTS OUTSTANDING
  - ASSUMING FULL DILUTION              11,519                    6,231                   2,492
                                    ==========               ==========              ==========


NET INCOME PER COMMON SHARE
 - PRIMARY BASIS
    Before extraordinary items           $0.41                    $0.29                   $0.73
    Extraordinary items                   0.00                     3.46                    0.47
                                    ----------               ----------              ----------

                                         $0.41                    $3.75                   $1.20
                                    ==========               ==========              ==========

NET INCOME PER COMMON SHARE
 - ASSUMING FULL DILUTION
    Before extraordinary items           $0.41                    $0.28                   $0.73
    Extraordinary items                   0.00                     3.43                    0.47
                                    ----------               ----------              ----------

                                         $0.41                    $3.71                   $1.20
                                    ==========               ==========              ==========

 (1) Adjusted for four-for-ten "reverse" common stock split on November 30, 1992.
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